Exhibit 10.3

August 26, 2022

(as modified on August 31, 2022)

Robbin Gibbins

Re: Transition Agreement

Dear Robb:

This letter sets forth the substance of the Transition Agreement (the “Agreement”) which BioTE Medical, LLC (the “Company”) is offering to you to aid in your employment transition.

1.
Transition Period. As discussed, if you execute and return this Agreement by September 7, 2022 then your employment with the Company will continue for a Transition Period from the date of this Agreement through November 15, 2022 (the “Transition Period”) or such earlier date as your employment ends as mutually agreed to between you and the Company. If you do not timely execute this Agreement, your employment will end on September 8, 2022. The date your employment ends is the “Separation Date.” During the Transition Period, you will be expected to continue to work from the Company’s Irving, Texas office and be available for transition matters that come up during regular business hours (8:30am CT through 5:00pm CT) and such transition activities as may be assigned to you by Terry Weber, Chief Executive Officer (“CEO”) or the CEO’s designee. Of course, we anticipate that you may want to spend reasonable time during business hours to conduct job search activities. The Company asks that you schedule such activities during the Transition Period in such a way as to not unreasonably interfere with your requested duties to the Company during this time. You agree through the Transition Period to perform any assigned duties and responsibilities consistent with completing and transitioning your financial duties as requested by the Company, and to continue to abide by all of your obligations to the Company and the Company’s policies and procedures. Effective August 24, 2022, your title shall be Chief Accounting Officer and your employment during the Transition Period will be at the same salary and with the same benefits in effect prior to the date of this Agreement. The Company will work with you in good faith on the messaging around your departure and is willing to communicate your departure as your resignation if you wish.
2.
Severance. You are eligible for severance pursuant to the terms of the employment agreement between you and the Company, effective May 26, 2022 (the “Employment Agreement”); provided, however, that per this Agreement the Company is offering you enhanced severance benefits above the benefits contained in your Employment Agreement. If you (a) complete the Transition Period, (b) execute this Agreement, and abide by its terms; and (c) execute the Updated Release of Claims attached to this Agreement as Exhibit A (the “Updated Release”) by the later of (i) twenty-one (21) days following the date of this Agreement, but no earlier than the Separation Date or (ii) the Separation Date, then the Company will provide you with the following “Severance Benefits”:
(a)
Salary Continuation Severance. Pursuant to the terms of your Employment Agreement, the Company will pay you, as severance, the equivalent of nine (9) months of your base salary in effect as of the Separation Date (the “Severance”). The Severance will be paid in substantially equal installments on the Company’s regular payroll dates, subject to standard deductions and withholdings, beginning with the first such date which occurs at least eight (8) days following the “Effective Date” (as defined therein) of the Updated Release.
(b)
Health Insurance Premiums. Pursuant to the terms of your Employment Agreement, if you are eligible for and timely elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or state equivalent, the Company will pay, as and when due to the insurance carrier or COBRA administrator (as applicable) the COBRA health insurance premiums for you and your eligible dependents, if any, for up to nine (9) months following the Separation Date. You acknowledge and agree that you are not a participant in the Company’s group health insurance plans and therefore this benefit is not available to you.
(c)
Additional Severance Payment. Although you are not otherwise entitled to any other severance benefits, the Company will, as an additional severance benefit, pay you up to $106,891.03 which is the equivalent to your Target Bonus for 2022, prorated for January 1, 2022 through your Separation Date (the “Additional Severance Payment”). The Additional Severance Payment will be paid in a lump sum on the date when similarly situated Company employees will receive payment of their 2022 Annual Bonuses, if any, which the Company anticipates will take place on or before March 15, 2023.
(d)
Reference Letter and References. The Company’s CEO will provide a signed original of the Letter of Reference attached to this Agreement as Exhibit B. Provided you direct any reference requests to Terry Weber, Chief Executive Officer, the Company agrees that it will also provide a reference consistent with Exhibit B to potential employers upon request.
3.
Failure to Accept Transition Employment; Early Resignation by You. You have until September 7, 2022 to consider this Agreement. If you do not accept transition employment by such date, September 8, 2022 will be your Separation Date and you will receive the Severance pursuant to the terms of your Employment Agreement but you will not be eligible to receive the Additional Severance Benefit. In the event that you accept transition employment by executing this Agreement and then resign before November 15, 2022, the effective date of your resignation will be your Separation Date and you will receive the Severance pursuant to the terms of your Employment Agreement but you will not be eligible to receive the Additional Severance Benefit.
4.
Early Termination by the Company. In the event you accept transition employment by executing this Agreement, you will remain an at-will employee through the Transition Period. As part of this Agreement, the Company agrees that it will not terminate your employment before November 15, 2022 unless you engage in any conduct that constitutes “Cause” as defined in the Employment Agreement (a “For Cause Termination”). Any For Cause Termination shall be effective immediately and you shall have no further eligibility for salary after the Cause termination date, nor will you be eligible for any of the Severance Benefits. In the event the Company terminates your employment before the end of the Transition Period for conduct that does not constitute Cause, you will be eligible to receive the Severance Benefits plus an additional amount which is the equivalent of your base salary for the remainder of the Transition Period, provided that you meet the other conditions set forth in Section 2 above, including but not limited to timely executing and allowing to become effective the Updated Release within the timing provided by the Company (which will be no less than twenty-one (21) days after you received the Updated Release together with this Agreement).

5.
Accrued Salary. Within six (6) days following the Separation Date, the Company will pay you all accrued salary earned through the Separation Date, subject to standard payroll deductions and withholdings. You will receive this payment regardless of whether or not you sign this Agreement.
6.
Equity and Phantom Award.

a. Phantom Award. Pursuant to that certain letter agreement by and between the Company, BioTE Holdings, LLC, and you, dated December 16, 2021, you are eligible to be granted 295,000 shares of the Company’s Class A Common Stock, with 25% of such shares being granted on each of September 30, 2022, December 31, 2022, March 31, 2023, and June 30, 2023. Such shares shall be issued to you as soon as reasonably practicable following each vesting date that occurs during the Transition Period. In addition, and provided you do not experience a For Cause Termination, the Company will use reasonable efforts to grant all of such shares to you on or prior to your Separation Date, with accelerated vesting of any then-remaining unvested shares occurring upon the effectiveness of the Updated Release described above.

b. Stock Option Award. Subject to the approval of the Company’s Board of Directors (the “Board”) or its Compensation Committee, the Company intends to grant you an option to purchase 105,049 shares of its Class A Common Stock (the “Option”). The Option will be subject to the terms and conditions applicable to options granted under the Company’s 2022 Equity Incentive Plan and a form of stock option agreement. The Option will vest over four years of continuous service following May 27, 2022, with 50% of the Option shares vesting after the completion of two years of continuous service, and the remainder vesting in substantially equal monthly installments following each of an additional 24 months of continuous service. However, the Option will be accelerated in full upon the effectiveness of the Updated Release.

7.
Other Compensation or Benefits. You are not a participant in the Company’s group health insurance plans. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date.
8.
Expense Reimbursements. You agree that, within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for reasonable business expenses pursuant to its regular business practice.
9.
Return of Company Property. Within three (3) business days following the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Please coordinate return of Company property with Jennifer Schimmel, Head of Human Resources. Receipt of the Severance Benefits under this Agreement is expressly conditioned upon return of all Company property.

10.
Proprietary Information and Post-Termination Obligations. Both during and after your employment you acknowledge your continuing obligations under your Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement (the “Confidential Information Agreement”) not to use or disclose any confidential or proprietary information of the Company. A copy of your Confidential Information Agreement is attached hereto as Exhibit C. If you have any doubts as to the scope of the restrictions in your agreement, you should contact Jennifer Schimmel, Head of Human Resources immediately to assess your compliance. As you know, the Company will enforce its contract rights. Please familiarize yourself with the enclosed agreement which you signed. Confidential information that is also a “trade secret,” as defined by law, may be disclosed (A) if it is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, in the event that you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.
11.
Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) you may disclose this Agreement in confidence to your attorney, accountant, auditor, tax preparer, and financial advisor; and (c) you may disclose this Agreement insofar as such disclosure may be required by law. Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.
12.
Mutual Non-Disparagement. You agree not to disparage the Company or its officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you will respond accurately and fully to any question, inquiry or request for information when required by legal process. Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act. The Company agrees that its current Chief Executive Officer, Chief Financial Officer, and current members of the Board will not disparage you in any manner likely to be harmful to you or your business or personal reputation; provided that such individuals will respond accurately and fully to any question, inquiry or request for information when required by legal process. Notwithstanding the foregoing, nothing in this Agreement shall limit the Company’s right to communicate with any government agency listed above or any similar federal, state or local agency.
13.
Cooperation after Termination. You agree to cooperate fully with the Company in all matters relating to the transition of your work and responsibilities on behalf of the Company,

including, but not limited to, any present, prior or subsequent relationships and the orderly transfer of any such work and institutional knowledge to such other persons as may be designated by the Company, by making yourself reasonably available during regular business hours and as set forth in any consulting agreement signed between you and the Company. If you are not receiving severance at the time cooperation is requested, and if your required cooperation exceeds 10 hours per month, the Company will compensate you at an hourly rate determined by dividing your base salary in effect as of the Separation Date by 2,080 (or $120.19/hour). Any requested meetings or calls by the Company will be scheduled at mutually agreeable times and with reasonable advance notice to you.
14.
Release. In exchange for the payments and other consideration under this Agreement, to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, you, on behalf of yourself and, to the extent permitted by law, on behalf of your spouse, heirs, executors, administrators, assigns, insurers, attorneys and other persons or entities, acting or purporting to act on your behalf (collectively, the “Employee Parties”), hereby generally and completely release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their officers, directors, managers, partners, agents, representatives, employees, attorneys, shareholders, predecessors, successors, assigns, insurers and affiliates (the “Company Parties”) of and from any and all claims, liabilities, demands, contentions, actions, causes of action, suits, costs, expenses, attorneys’ fees, damages, indemnities, debts, judgments, levies, executions and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law (individually a “Claim” and collectively “Claims”). The Claims you are releasing and waiving in this Agreement include, but are not limited to, any and all Claims that any of the Company Parties:
•
has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;
•
has discriminated against you on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; 42 U.S.C. § 1981, as amended; the Equal Pay Act; the Americans With Disabilities Act; the Genetic Information Nondiscrimination Act; the Family and Medical Leave Act; the Texas Human Rights Act; the Texas Labor Code; the Employee Retirement Income Security Act; the Employee Polygraph Protection Act; the Worker Adjustment and Retraining Notification Act; the Older Workers Benefit Protection Act; the anti-retaliation provisions of the Sarbanes-Oxley Act, or any other federal or state law regarding whistleblower retaliation; the Lilly Ledbetter Fair Pay Act; the Uniformed Services Employment and Reemployment Rights Act; the Fair Credit Reporting Act; and the National Labor Relations Act; and

•
has violated any statute, public policy or common law (including, but not limited to, Claims for retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to you or any member of your family and/or promissory estoppel).

Notwithstanding the foregoing, other than events expressly contemplated by this Agreement you do not waive or release rights or Claims that may arise from events that occur after the date this waiver is executed and you are not releasing any right of indemnification you may have for any liabilities arising from your actions within the course and scope of your employment with the Company or within the course and scope of your role as an officer of the Company, or any other rights you have under the Company’s directors and officers insurance coverage. Also excluded from this Agreement are any Claims which cannot be waived by law, including, without limitation, any rights you may have under applicable workers’ compensation laws and your right, if applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. Nothing in this Agreement shall prevent you from filing, cooperating with, or participating in any proceeding or investigation before the Equal Employment Opportunity Commission, the United States Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal government agency, or similar state or local agency (“Government Agencies”), or exercising any rights pursuant to Section 7 of the National Labor Relations Act. You further understand this Agreement does not limit your ability to voluntarily communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, you are otherwise waiving, to the fullest extent permitted by law, any and all rights you may have to individual relief based on any Claims that you have released and any rights you have waived by signing this Agreement. If any Claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which any of the Company Parties is a party. This Agreement does not abrogate your rights to receive the Severance Benefits or other benefits described above in this Agreement or any existing rights under any Company benefit plan or any plan or agreement related to equity ownership in the Company; however, it does waive, release and forever discharge Claims existing as of the date you execute this Agreement pursuant to any such plan or agreement. You acknowledge and agree that if, after your execution hereof, you file with any court or other agency a complaint, charge or claim asserting a Claim that has been released herein, the Company shall be entitled to (i) present this Agreement as evidence of the released Claim; and (ii) recover any attorneys’ fees incurred by the Company in defending against such released Claim.

15.
Your Acknowledgments and Affirmations. You acknowledge and agree that (i) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled; (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a Claim; (iii) you have been given sufficient time to consider this Agreement and consult an attorney or advisor of your choosing; and (iv) you are knowingly and voluntarily executing this Agreement waiving and releasing any Claims you may have as of the date you execute it. You affirm that all of the decisions of the Company Parties regarding your pay and benefits through the date of your execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law. You affirm that you have not filed or caused to be filed, and are not presently a party to, a Claim against any of the Company Parties. You further affirm that you have no known workplace injuries or occupational diseases. You acknowledge and affirm that you have not been retaliated against for reporting any allegation of corporate fraud or other wrongdoing by any of the Company Parties, or for exercising any rights protected by law, including any rights protected by the Fair Labor Standards Act, the Family Medical Leave Act or any related statute or local leave or disability accommodation laws, or any applicable state workers’ compensation law.
16.
No Admission. This Agreement does not constitute an admission by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.
17.
Breach. You agree that upon any breach of this Agreement you will forfeit all amounts paid or owing to you under this Agreement. Further, you acknowledge that it may be impossible to assess the damages caused by your violation of the terms of Sections 7, 8, 9, or 10 of this Agreement and further agree that any threatened or actual violation or breach of those Sections of this Agreement will constitute immediate and irreparable injury to the Company. You therefore agree that any such breach of this Agreement is a material breach of this Agreement, and, in addition to any and all other damages and remedies available to the Company upon your breach of this Agreement, the Company shall be entitled to an injunction to prevent you from violating or breaching this Agreement. You agree that if the Company is successful in whole or part in any legal or equitable action against you under this Agreement, you agree to pay all of the costs, including reasonable attorneys’ fees, incurred by the Company in enforcing the terms of this Agreement.
18.
Miscellaneous. This Agreement, including its Exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Texas as applied to contracts made and to be performed entirely within Texas.

If this Agreement is acceptable to you, please sign and date below on or before September 7, 2022, and then send me the fully signed Agreement. This Agreement includes negotiated changes to the Agreement previously sent to you dated August 26, 2022, on the same subject and extends the date to execute this Agreement from August 30, 2022 to September 7, 2022. The Company’s offer contained herein will automatically expire if we do not receive the fully signed Agreement within this timeframe.

I thank you for your efforts to date on behalf of the Company and thank you in advance for your cooperation in successfully completing the Transition Period. I also wish you good luck in your future endeavors.

Sincerely,

BioTE Medical, LLC

By: /s/ Terry Weber

Terry Weber

Chief Executive Officer

Agreed to and Accepted:

/s/ Robbin Gibbins

Robbin Gibbins

September 7, 2022

Date

Exhibit A – Updated Release of Claims

Exhibit B – Unexecuted Letter of Reference

Exhibit C – Employee Information, Inventions, Non-Solicitation and Non-Competition Agreement